EX-99.27(d)(9)

                     JACKSON NATIONAL LIFE INSURANCE COMPANY
                                 1 Corporate Way
                             Lansing, Michigan 48951           [Graphic Omitted]
                                 A STOCK COMPANY
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                    WAIVER OF WITHDRAWAL CHARGE FOR SPECIFIED
                                CONDITIONS RIDER
                             (hereinafter, "Rider")

DEATH BENEFITS AND POLICY VALUES WILL BE REDUCED DUE TO A BENEFIT PAID UNDER THIS RIDER. ANY BENEFIT PAID UNDER THIS RIDER MAY BE TAXABLE. AS WITH ALL TAX MATTERS, A PERSONAL TAX ADVISOR SHOULD BE USED.

THIS RIDER IS MADE A PART OF THE POLICY TO WHICH IT IS ATTACHED. THE TERMS OF YOUR POLICY ALSO APPLY TO THIS RIDER EXCEPT AS THEY ARE CHANGED BY THE TERMS OF THIS RIDER.

                                   DEFINITIONS

IMMEDIATE FAMILY. A spouse, child, brother, sister, parent or grandparent.

PHYSICIAN. An individual who is licensed to practice medicine and treat illness or injury in the state where treatment is received and who is acting within the scope of his or her license. The term Physician only refers to a Physician licensed and currently practicing in the United States of America. Physician does not include:

1.   An Insured;

2.   An Owner or Joint Owner;

3. A person who is part of the Insured's, Owner's, or Joint Owner's Immediate Family.

PHYSICIAN'S STATEMENT. A written statement, acceptable to the Company, signed by a Physician, which:

1. Gives the Physician's diagnosis of the Insured's Specified Condition, including documentation supported by clinical, radiological, histological, or laboratory evidence of the condition; and

2. If applicable, gives the Physician's diagnosis of life-threatening cancer, according to the criteria of malignancy established by The American Board of Pathology after a study of the histocytologic architecture or pattern of the suspect tumor, tissue or specimen; and

3. If applicable, gives the Physician's diagnosis of a heart attack, including each and all of the following three criteria:

     a.   A clinical picture of a myocardial infarction; and

     b.   Electrocardiographic findings consistent with a myocardial infarction;
          and

     c. Elevation of cardiac enzymes above normal standard laboratory levels (in the case of CPK, a CPK-MB measurement must be used).

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                               GENERAL PROVISIONS

If the Insured incurs one of the Specified Conditions set out below while the Policy's Withdrawal Charge would normally apply, the Company will waive such charge on any amounts the Owner requests withdrawn from the Policy under the provisions of this Rider. A withdrawal under this Rider may be taken only once, regardless of the subsequent occurrence of the same or different condition.

A withdrawal under this Rider will be subject to the withdrawal provisions and limitations in the Policy.

SPECIFIED CONDITION. Each of the following is a Specified Condition:

o HEART ATTACK. The death of a portion of heart muscle (myocardium) resulting from a blockage of one or more coronary arteries.

o STROKE. Any acute cerebral vascular accident producing neurological impairment and resulting in paralysis or other measurable objective neurological deficit persisting for at least 30 days.

o CORONARY ARTERY SURGERY. The actual undergoing of bypass surgery using either a saphenous vein or internal mammary artery graft for the treatment of coronary artery disease.

o LIFE-THREATENING CANCER. Only those types of cancer manifested by the presence of a malignant tumor characterized by the uncontrolled growth and spread of malignant cells and the invasion of tissue. As used herein, leukemia and Hodgkin's disease (except Stage I Hodgkin's disease) shall be considered life-threatening cancer. LIFE-THREATENING CANCER DOES NOT INCLUDE premalignant tumors or polyps, cancer in situ (including melanoma in situ), intraductal noninvasive carcinoma of the breast, carcinoid of the appendix, Stage I transitional carcinoma of the urinary bladder or any skin cancers other than melanomas.

o RENAL FAILURE. The end stage of chronic, irreversible failure of both kidneys to function, necessitating regular renal dialysis expected to continue for a period of at least 6 months or resulting in renal transplantation.

o ALZHEIMER'S DISEASE. Shall be defined as a progressive degenerative disease of the brain characterized by the loss of intellectual capacity involving impairment of memory or judgment or changes in personality which result in a significant reduction in mental and social functioning and which requires continuous supervision. For the purpose of this benefit, Alzheimer's disease shall be evidenced by a diagnosis of Alzheimer's disease from a neurologist licensed in the United States. The term Alzheimer's disease does not include neuroses or psychotic illness.

AMOUNT OF BENEFIT. The withdrawal amount provided by this Rider shall be as requested by the Owner up to 25% of the Policy Value.

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CLAIM REQUIREMENTS. Written proof of the Insured's Specified Condition must be received in Good Order by the Company at its Service Center before a benefit payment under this Rider will be considered. Written proof includes a properly completed Company claim form, authorization for the release of the Insured's medical records, and a Physician's Statement of the Insured's condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Physician or institution which may have provided treatment for the Specified Condition. The Company may require, at its expense, an additional examination by a Physician of its choice. If there is a discrepancy between medical opinions, the opinion of the Company's Physician will govern.

Written notice and proof of claim may be submitted to the Company at its Service Center anytime after the date the Insured develops a Specified Condition. Claim forms are available from the Company's Service Center.

CONSIDERATION. This Rider is issued in consideration of the application for the Policy. There is no charge for this Rider.

                                                 SIGNED FOR THE JACKSON NATIONAL
                                                 LIFE INSURANCE COMPANY

                                                 /s/ Thomas J. Meyer

                                                 SECRETARY



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